Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Rejects Lawsuit as Slanderous and Malicious

Frivolous suit based on false statements, conjecture and speculation

Arlington, Va., June 10, 2004 - CACI International Inc (NYSE: CAI) today issued the following statement: Yesterday, a New York-based human rights activist group filed a lawsuit in San Diego federal court. The suit accuses CACI, Titan Corporation of San Diego, and several named individuals of conspiring with the U.S. government to carry out various crimes against detainees at detention centers in Iraq.

CACI rejects and denies the allegations of the suit as being a malicious recitation of false statements and intentional distortions. CACI does not have and has never had any agreement with Titan Corporation or anyone else pertaining to conspiring with the government, or to perpetrate abuses of any kind on anyone. CACI has never entered into a conspiracy with the government, or anyone else, to perpetrate abuses of any kind.

The suit alleges a plethora of heinous acts that the company rejects and denies in their totality.

The company has not, nor have any of its employees, been charged with any wrongdoing or illegal acts relating to any work in Iraq. The lawsuit filed against CACI falsely alleges that CACI had contracts for interrogation work in Guantanamo Bay, Cuba. Similarly, named defendant John Israel is not, and has never been, an employee of CACI. These falsehoods and inaccuracies simply demonstrate the utter lack of investigation prior to filing suit by the entities ultimately behind this lawsuit.

The company has stated repeatedly that it will not condone, tolerate or endorse any illegal behavior at any time. The company will act forcefully and promptly if evidence is discovered showing that its employees acted in violation of the law or of CACI's policies. At the same time, the company will not rush to judgment on the basis of slander, distortion, false claims, partial reports, or any incomplete investigations. The company supports the concepts of the rule of law, due process, and the presumption of innocence.

In light of the frivolous and malicious nature of this lawsuit, as well as the apparent lack of any pre-filing investigation of the facts, the company stated it is examining its options for sanctions against the lawyers who participated in the filing of this lawsuit.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For information contact:

Jody Brown
Senior Vice President, Public Relations
(703) 841-7801
jbrown@caci.com